Item 26. Exhibit (h) ii. c.

Schedule C

Shareholder Information Schedule entered into by and between BlackRock Investments, LLC and its successors, assigns and designees (“BRIL”) and the Intermediary.

For Schedule C, the following terms shall have the following meanings, unless a different meaning is clearly required by the contexts:

The term “Intermediary” shall mean Massachusetts Mutual Life Insurance Company, which is (i) a broker, dealer, bank, or other entity that holds securities of record issued by the Fund in nominee name; (ii) in the case of a participant directed employee benefit plan that owns securities issued by the Fund (1) a retirement plan administrator under ERISA or (2) any entity that maintains the plan’s participant records; or (iii) an insurance company separate account.

The term “Fund” shall mean any open-ended management investment company that is registered or required to register under Section 8 of the Investment Company Act of 1940 and for which BRIL acts as distributor, and includes (i) an investment adviser to or administrator for the Fund; and (ii) the transfer agent for the Fund. The term does not include any “excepted funds” as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940.1

The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by the Intermediary.

The term “Shareholder” means the holder of interests in a variable annuity or variable life insurance contract issued by the Intermediary (“Contract”), or a participant in an employee benefit plan with a beneficial interest in a contract.

The term “Shareholder-Initiated Transfer Purchase” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract to a Fund, but does not include the following: (i) transactions that are executed automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to a Fund as a result of “dollar cost averaging” programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) transactions that are executed pursuant to a Contract death benefit; (iii) one-time step-up in Contract value pursuant to a Contract death benefit; (iv) allocation of assets to a Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or (v) prearranged transfers at the conclusion of a required free look period.

The term “Shareholder-Initiated Transfer Redemption” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract out of a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of a Fund as a result of annuity payouts, loans, systematic withdrawal programs, insurance company approved asset allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of a Fund as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of payment of a death benefit from a Contract.

1 As defined in SEC Rule 22c-2(b), term “excepted fund” means any: (1) money market fund; (2) fund that issues securities that are listed on a national exchange; and (3) fund that affirmatively permits short-term trading of its securities, if its prospectus clearly and prominently discloses that the fund permits short-term trading of its securities and that such trading may result in additional costs for the fund.

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BRIL and the Intermediary hereby agree as follows:

Shareholder Information

1. Agreement to Provide Information. Intermediary agrees to provide the Fund or its designee, upon written request of BRIL or the Fund, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”), or other government issued identifier (“GII”) and the Contract owner number or participant account number associated with the Shareholder, if known, of any or all Shareholder(s) of the account, and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or the account (if known) and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Intermediary during the period covered by the request. Unless otherwise specifically requested by the Fund, the Intermediary shall only be required to provide information relating to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions.

2. Period Covered by Request. Requests must set forth a specific period, which generally will not exceed 90 days from the date of the request, for which transaction information is sought. BRIL and/or the Fund may request transaction information older than 90 days from the date of the request as they deem necessary to investigate compliance with policies (including, but not limited to, polices of the Fund regarding market-timing and the frequent purchasing and redeeming or exchanges of Fund shares or any other inappropriate trading activity) established or utilized by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

3. Form and Timing of Response. (a) Intermediary agrees to use best efforts to provide promptly, within five (5) business days, but in any event not later than ten (10) business days after receipt of a request from the Fund, BRIL or their designee, the requested information specified in Section 1. If requested by the Fund, BRIL or their designee, Intermediary agrees to use best efforts to determine promptly, within five (5) business days, but in any event not later than ten (10) business days after receipt of a request, whether any specific person about whom it has received the identification and transaction information specified in Section 1 is itself a financial intermediary (as defined in Rule 22c-2) (“indirect intermediary”) and, upon further request of the Fund, BRIL or their designee, promptly, within five (5) business days, but in any event not later than ten (10) business days after receipt of a request, either (i) provide (or arrange to have provided) the information set forth in Section 1 for those Shareholders who hold an account with an indirect intermediary or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Intermediary additionally agrees to inform the Fund whether it plans to perform (i) or (ii).

(b) Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the Fund, BRIL or their designee and the Intermediary; and

(c) To the extent practicable, the format for any transaction information provided to the Fund, BRIL or their designee should be consistent with the NSCC Standardized Data Reporting Format.

4. Limitations on Use of Shareholder Information. BRIL and the Fund agree

(a) to keep confidential according to the standard it applies to its own confidential information of a like type;

(b) not to use the Shareholder Information received pursuant to this Agreement for any purpose other than as necessary to comply with the provisions of Rule 22c-2 or to fulfill other

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regulatory requests or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach-Bliley Act (Public Law 106-102) and comparable state laws;

(c) not to disclose the Shareholder Information, without the prior written consent of Intermediary, to any third party except the Fund’s investment advisor and the Fund’s Board of Directors when necessary for these parties to evaluate the Shareholder Information in light of the Fund’s Anti-Dilution Policies; and

(d) to notify Intermediary in accordance with applicable state law in the event of a compromise or other breach of the security, confidentiality or integrity of Shareholder Information received from the Intermediary pursuant to this Agreement.

5. Agreement to Restrict Trading. Intermediary agrees to execute written instructions from BRIL or the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by BRIL or the Fund, in their sole discretion, as having engaged in transactions of the Fund’s Shares (directly or indirectly through the Intermediary’s account) that violate policies (including, but not limited to, policies of the Fund regarding market-timing and the frequent purchasing and redeeming or exchanging of Fund Shares or any other inappropriate trading activity) established or utilized by the Fund for the purpose of eliminating or reducing, or that would result in any dilution of the value of the outstanding Shares issued by the Fund. Unless otherwise directed by the Fund, any such restrictions or prohibitions shall only apply to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions that are effected directly or indirectly through Intermediary. Instructions must be received by Intermediary at the following address, or such other address that Intermediary may communicate to BRIL or the Fund in writing from time to time, including, if applicable, an e-mail and/or facsimile telephone number:

22c-2requests@massmutual.com

6. Form of Instructions. Instructions to restrict or prohibit trading must include the TIN, ITIN, or GII and the specific individual Contract owner number or participant account number associated with the Shareholder, if known, and the specific restriction(s) to be executed, including how long the restriction(s) is(are) to remain in place. If the TIN, ITIN, GII or the specific individual Contract owner number or participant account number associated with the Shareholder is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

7. Timing of Response. Intermediary agrees to execute instructions to restrict or prohibit trading as soon as reasonably practicable, but not later than ten (10) business days after receipt of the instructions by the Intermediary.

8. Confirmation by Intermediary. Intermediary must provide written confirmation to BRIL and the Fund that instructions to restrict or prohibit trading have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

9. Construction of the Schedule; Fund Participation Agreement. This Schedule C supplements the Fund Participation Agreement. To the extent the terms of this Schedule C conflict with the terms of the Fund Participation Agreement, the terms of this Schedule C shall control.

10. Termination. This Schedule C will terminate upon the termination of the Fund Participation Agreement (except for obligations arising from trading activities that occurred prior to such termination and transactions in Shares by Existing Contracts pursuant to Section 6.6 of the Fund Participation Agreement).

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